EXHIBIT 99.3

RULES OF

THE MERANT INLAND REVENUE (1998) APPROVED

SHARE OPTION SCHEME

These rules set out the terms and conditions governing the grant of options to acquire shares in Merant PLC which, if exercised in accordance with this Scheme, as it is approved by the Board of Inland Revenue, and within statutory time limits, will qualify for favourable tax treatment under section 185 Income and Corporation Taxes Act 1988.

Definitions

In this Scheme:

(a)	“Auditors”	means the auditors for the time being of the Company;

(b)	“Board”	means the board of directors of the Company;

(c)	“the Company”	means Merant PLC (incorporated in England with number 1709998);

(d)	“Close Company”	has the same meaning as in Chapter I of Part XI of the Income and Corporation Taxes Act 1988 SAVE THAT in determining whether a company is a Close Company for the purposes of the Scheme, sections 414(a) and 415 of that Act shall be disregarded;

(e)	“Control”	has the same meaning as in section 840 of the Income and Corporation Taxes Act 1988;

(f)	“Date of Grant”	means, in respect of any Option, the date upon which that Option is granted;

(g)	“Eligible Person”	means a director or employee of any Participating Company in the Group who devotes substantially the whole of his time to the business of the Group;

(h)	“full-time”	means required to work in the case of directors for not less than 25 hours per week and in the case of an employee other than a director not less than 20 hours per week (excluding meal breaks);

(i)	“the Group”	means the Company and every other company of which the Company has direct or indirect Control;

(j)	“market value”	has the same meaning as in Part VIII of the Taxation of Chargeable Gains Act 1992;

(k)	“material interest”	has the same meaning as in Chapter IV, Part V Income and Corporation Taxes Act 1988 SAVE THAT in determining for the purpose of this Scheme whether a person has or has had a material interest in a company, section 187(3) and paragraph ii of the proviso to section 417(3) of that Act shall have effect with the substitution for the reference in thus provisions to 5 per cent of references to 10 per cent;

(l)	“Nominees”	means Micro Focus Nominees Limited (incorporated in England with number 1790073);

(m)	“Option”	means a right to acquire Shares which is granted in accordance with this Scheme;

(n)	“Option Holder”	means a person who has subsisting rights under an Option (including, upon the death of such person, his personal representatives);

(o)	“Participating Company”	means the Company and any Subsidiary for the time being designated by the Board as Participating Company for the purposes of this Scheme;

(p)	“the Plan”	means the 1998 Merant Share Option Plan under which the Board is authorised by shareholders of the Company to grant rights to subscribe for shares (as modified, extended or renewed from time to time);

(q)	“this Scheme”	means the Merant Inland Revenue Approved (1998) Share Option Scheme as amended from time to time in accordance with Rule 12 below which was formerly known as the Micro Focus Group Inland Revenue approved (1998) Share Option Scheme;

(r)	“Shares”	means full paid ordinary shares in the capital of the Company which satisfy the requirements of paragraphs 10-14 of Schedule 9 of the Income and Corporation Taxes Act 1988;

(s)	“Subsidiary”	means a company which is under the Control of the Company and which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985;

(t)	“Subsisting Option”	means an Option which has neither lapsed nor been exercised in respect of all the shares subject thereto;

(u)	“Taxes Act”	means the Income and Corporation Taxes Act 1988;

(v)	“Trustees”	means Micro Focus Trustees Limited (incorporated in Jersey with number 58902).

(w)	Words and expressions not otherwise defined have the same meaning as in section 187 of Schedule 9 of the Income and Corporation Taxes Act 1988.

(x)	Words denoting the masculine gender shall include the feminine.

1.	Grant of Options

Options may be granted from time to time in accordance with the provisions of this Scheme by:

(a)	the Company; or

(b)	Nominees; or

(c)	Trustees; or

(d)	any other company which is a member of the Group.

2.	Eligibility

(a)    Options shall only be granted to Eligible Persons who are full-time directors or full-time employees of any Participating Company within the Group.

(b)    No Option shall be granted to nor be capable of exercise by any such person at any time when he has, or has within the preceding 12 months, had a material interest in a Close Company being either the Company or a company which has control of the Company or is a member of a consortium which owns such a company.

(c)    Subject to Rules 2(a) and (b) above, Options may be granted to such persons as the board of directors of the company granting the Options in its absolute discretion may determine.

3.	Non—transferability of Options

Options shall be personal to the person to whom they are granted and shall lapse forthwith if they are purportedly transferred (otherwise than to personal representatives upon death) assigned, mortgaged, charged or otherwise alienated or if that person is adjudicated bankrupt or does or suffers any other act or thing whereby he or she would or might be deprived of the legal or beneficial ownership of the Options.

4.	Restriction on the Grant of Options

No Option shall be granted to an Eligible Person at any time if that would cause the aggregate market value of the Shares which he may acquire upon the exercise of Options granted under this Scheme or under any other share option scheme approved under Schedule 9 of the Taxes Act and established by any associated company of the Company (and not exercised) to exceed or further exceed GBP30,000.

5.	Payment for the Grant of Options

The amount, if any, payable in consideration of the grant of an Option shall be as the board of directors of the company granting the Option may desire but in any event shall not be more than GBP1.00, which shall not be returnable.

6.	Exercise Price

Subject to Rule 10 below, the price payable for any Share to be acquired upon the exercise of any Option shall not be less than:

(a) the average of the middle market quotations of a Share as derived from the Daily Official List of The London Stock Exchange on the 3 business days immediately preceding the Date of Grant; and

(b) the nominal value of a Share.

7.	Performance Targets

(a) The exercise of any Option may by its terms be conditional upon the attainment of one or more objective performance targets (“Performance Targets”). The terms of each Performance Target shall themselves be determined by the Executive Remuneration Committee of the Board in its discretion having first obtained the prior approval of the Inland Revenue to such terms and shall be specified to the relevant Eligible Person at the same time as the Date of Grant to such Eligible Person.

(b) Where an issue or reorganisation by the Company or any of its Subsidiaries (including, without limitation, any issue of shares or securities or any reduction of capital or sub-division or consolidation of shares) or any other event or circumstance (including a change in accounting policies or practice or a change in the length of the Company’s accounting period) causes the Executive Remuneration Committee reasonably to consider that a different Performance Target would be a more appropriate measure of performance, that the different Performance Target will be a fairer measure of such performance and that any amended Performance Target will provide a more effective incentive to the Option Holders and shall be no more difficult to satisfy than were the original conditions when first set, the Executive Remuneration Committee, after due consultation with the Auditors and with the prior approval of the Inland Revenue to the terms of such new Performance Target, may determine that a new Performance Target shall be substituted for the existing Performance Target applicable to such Option or Options.

(c) Where the Executive Remuneration Committee have imposed a Performance Target under Rule 7(a) upon the grant of an Option, that Option may not be exercised except in accordance with any such Performance Target, as from time to time varied in accordance with Rule 7 (b).

8.	Exercise of Options

No Option shall be capable of being exercised more than 10 years after the Date of Grant.

(a) Exercise of an Option shall always be subject to the following additional provisions:

(i) if the Option Holder’s employment is terminated for any reason except the option holder’s death or disability (whether such disability is temporary or permanent, partial or total, as determined by the Board), then the Option Holder may exercise such Options only to the extent that such Options would have been exercisable upon the effective date of such termination no later than three months after the effective date of such termination (or such shorter or longer period as may be specified in the Options), but in any event, no later than the expiration date of the Options; and

(ii) if the Option Holder’s employment is terminated because of disability, then the Option Holder’s Options may be exercised only to the extent that such Options would have been exercisable by the Option Holder on the effective date of such termination and must be exercised by the Option Holder (or the Option Holder’s legal representative or authorised assignee) no later than 12 months after the effective date of such termination (or such shorter or longer period as may be specified in the Options), but in any event, no later than the expiration date of the Options; and

(iii) if the Option Holder’s employment is terminated because of death (or if the Option Holder dies within three months of such termination) then the Option Holder’s options may be exercised by the personal representatives within 12 months after the effective date of such termination (or such shorter period or such longer period not exceeding 12 months as may be specified in the Options), but in any event, no later than the expiration date of the Options.

(b) Options shall become exercisable at such times and in such increments as shall be determined by the Board at the relevant Date of Grant.

9.	Stock Exchange Listing

All Shares to be allotted upon the exercise of any Option shall be issued within 30 days of the date of exercise and shall rank pari passu in all respects with the Shares then in issue and the Company shall apply to the Council of The London Stock Exchange for Shares allotted pursuant to any Option to be admitted to the Official List. The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise of all Subsisting Options where those Options are to be satisfied by the issue of Shares and not the transfer of existing Shares, taking account of any other obligations upon the Company to issue Shares.

10.	Variation in Share Capital

(a) In the event of any increase in the number of Shares issued by way of capitalisation or rights issue, or open offer, or any sub-division, consolidation, or reduction of share capital or any other variation of capital otherwise than for consideration, the Board will, subject to the prior approval of the Inland Revenue, make the appropriate adjustment to:

(i)	the number of Shares which are subject to any Option; and/or

(ii)	the price payable for each Share under any Option;

provided that the exercise price for a Share shall not be less than the nominal value of such Share and no adjustment shall cause an Option to be capable of being exercised later than as mentioned in Rule 8 above.

(b) Except in the case of capitalisation issue, no such adjustment shall be made without the prior written confirmation of the Auditors that it is in their opinion fair and reasonable.

(c) Written notice of any adjustment shall be given to any person granted an Option who is affected thereby.

11.	Winding-up of the Company and Change of Control

(a) If any person (which shall include persons acting in concert with him within the meaning of the City Code on Take-overs and Mergers) obtains Control of the Company as a result of making:

(i) a general offer to acquire the whole of the issued share capital of the Company (or the whole other than any such share capital already held at the date of the offer by, or by a nominee for, the offeror or any subsidiary thereof); or

(ii) a general offer to acquire all shares in the Company (or all other than any Shares already held at the date of the offer by, or by a nominee for, the offeror or any subsidiary thereof)

an Option Holder shall be entitled to exercise any Options then held by him within six months of the time when the person making the offer has obtained such control of the Company and any condition subject to which the offer is made has been satisfied provided that any Options not so exercised before the expiry of such period cease to be exercisable or available for future exercise and provided further that no Option shall be capable of exercise hereunder later than the end of the exercise period relating thereto.

(b) If the Court sanctions, under Section 425 of the Companies Act 1985, a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company, or its amalgamation with any company or companies, an Option Holder shall be entitled to exercise any Option then held by him within six months of the Court so sanctioning the compromise or arrangement provided that any Options not so exercised before the expiry of such period shall upon the expiry of such period cease to be exercisable or available for future exercise and provided further that no Option shall be capable of exercise hereunder later than the end of the exercise period relating thereto.

(c) If any person becomes bound or entitled to acquire Shares under Section 428 to 430F of the Companies Act 1985, an Option Holder shall be entitled to exercise any Option then held by him during any period when that person remains so bound or entitled provided that any such Options not so exercised before the expiry of such period shall upon expiry of such period cease to be exercisable or available for future exercise and provided that no Option shall be capable of exercise hereunder later than the end of the exercise period relating thereto.

(d) If notice is duly given of a resolution for a voluntary winding-up of the Company, an Option Holder may forthwith and until the commencement of the winding-up (or if earlier the day before the expiry of the period within which the Option is otherwise exercisable) exercise an Option but such exercise (save where the Option Holder is otherwise entitled under any other provision of this Scheme to exercise any Subsisting Option of his) shall be conditional upon the resolution being duly passed.

(e) If as a result of any of the sets of circumstances specified in Rules 11(a) or 11(b) a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 11(c), the Company shall seek the agreement of that other company (“the Acquiring Company”) and if such agreement is obtained the Option Holder may, within the appropriate period as defined in sub-paragraph 15(2) of Schedule 9 to the Taxes Act release each Subsisting Option (“the Old Option”) in consideration for a new option (“the New Option”) which (for the purposes of paragraph 15 of Schedule 9 to the Taxes Act) is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9).

(f) The New Option shall not be regarded for the purposes of Rule 11(e) as equivalent to the Old Option unless the conditions set out in paragraph 15(3) of Schedule 9 to the Taxes Act are satisfied but so that the provisions of this Scheme shall for this purpose be construed as if:

(i) the New Option was an option granted under this Scheme at the same time as the Old Option;

(ii) except for the purposes of the definitions of “Participating Company” and “Subsidiary”, the reference to “Merant PLC” in the definition of the “Company” were a reference to the different company referred to in Rule 11(e);

(iii) Rule 12 was omitted.

(g) Nothing in this Rule 11 shall permit any Option to be exercised later than any time otherwise specified in this Scheme.

12.	Alteration of the Scheme

(a) Subject to Rule 12(b) below the Board may at any time alter or add to all or any of the terms of this Scheme in any respect.

(b) After the Board of Inland Revenue has approved this Scheme pursuant to Schedule 9 of the Taxes Act, no alteration or addition shall be made to any provision of this Scheme without the prior approval of the Company in general meeting save for minor amendments to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Scheme or any member of the Group and save further to the extent that any alteration or addition is necessary or desirable in order to comply with the laws and regulations for the time being in force in England, or to obtain or maintain approval of this Scheme from the Board of Inland Revenue.

(c) No such alteration or addition shall have effect until approved by the Board of Inland Revenue.